Exhibit 99.1

Sciele Pharma Reports Receipt and Resolution of Nasdaq Matter

ATLANTA (July 25, 2006) — Sciele Pharma, Inc. (NASDAQ:SCRX), formerly First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced the receipt of a letter from the staff of The Nasdaq Stock Market, Inc. on July 19, 2006 and the resolution of the matter raised in the letter.  The letter indicated that the Company failed to comply with Marketplace Rule 4350(i)(1)(D)(ii) in connection with the issuance by the Company of $150 million of its New 1.75% Contingent Convertible Senior Subordinated Notes Due 2024, which were issued in an exchange offer for its then outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024.

Marketplace Rule 4350(i)(1)(D)(ii) requires a company to obtain shareholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by such company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Nasdaq determined that the provisions of the notes that provide for adjustment to the conversion price in conjunction with the payment of dividends or in the Company’s discretion in certain circumstances could conceivably lead to a situation in which the notes would be convertible into 20% or more of the Company’s outstanding common stock.  The Company has agreed with Nasdaq that it will not take any action that will result in an adjustment of the conversion price or conversion rate of the notes causing the notes to become convertible into more than 19.9% of the Company’s outstanding common shares without first obtaining the approval of its stockholders.  On July 25, 2006, Nasdaq notified the Company that it was in compliance with Marketplace Rule 4350(i)(1)(D)(ii) and that this matter was now closed.  The Company has not paid dividends historically and has reconfirmed its intent to retain its future earnings, if any, for use in the operation and expansion of its business, and it does not anticipate paying any cash dividends in the foreseeable future.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and developing branded prescription products focused on Cardiovascular/Metabolic and Women’s Health. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of mothers and their babies. Headquartered in Atlanta, Georgia, and founded in 1992, Sciele employs more than 700 people, including approximately 525 sales representatives. The Company’s success is based on placing the needs of patients first, improving health and quality of life and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity and Teamwork. For more information about Sciele Pharma and its products, visit www.sciele.com.

CONTACT:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401

ir@sciele.com

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